Exhibit 99.1

PRESS RELEASE
_________________________________________________________________________________

Masonite International Corporation Reports Second Quarter Sales and Earnings Growth and Reiterates Confidence in Full Year 2022 Outlook

•Net Sales up 15% year over year driven by steady demand and strong operational performance in the North American Residential segment
•Net income attributable to Masonite up 67% year over year and Adjusted EBITDA* up 7% year over year
•Completed the previously announced accelerated share repurchase agreement, which retired a total of approximately 1.2 million common shares

(Tampa, FL, August 8, 2022) - Masonite International Corporation ("Masonite" or "the Company") (NYSE: DOOR) today announced results for the three and six months ended July 3, 2022.

($ in millions, except per share amounts)	2Q22	2Q21	% Change	YTD 2022	YTD 2021	% Change
Net Sales	$762	$662	+15.0%	$1,488	$1,309	+13.7%
Net income attributable to Masonite	$59	$35	+67.0%	$126	$82	+53.7%
Diluted earnings per share	$2.58	$1.41	+83.0%	$5.47	$3.30	+65.8%
Adjusted EPS*	$2.58	$2.23	+15.7%	$5.47	$4.16	+31.5%
Adjusted EBITDA*	$118	$111	+6.8%	$243	$213	+14.2%
Adjusted EBITDA* Margin	15.5%	16.7%	(120 bps)	+16.3%	16.2%	+10 bps

“Masonite delivered another solid quarter of year-over-year net sales and Adjusted EBITDA* growth driven by steady demand and strong execution in our North American Residential segment,” said Howard Heckes, President and CEO. “We have started shipments from two new door production facilities, in line with our strategy to deliver consistent and reliable supply. We also introduced new products and marketing initiatives aimed at supporting further growth and favorable mix. We believe that these initiatives, combined with thoughtful price-cost management, will allow us to effectively navigate near-term macro-economic headwinds and make continued progress toward our 2025 Centennial Plan^.”

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.
^ The Company’s 2025 Centennial Plan is a forward-looking statement and subject to risks and uncertainties. See "Forward-looking Statements”

Second Quarter 2022 Discussion
Consolidated net sales were $762 million in the second quarter of 2022, a 15% increase from $662 million in the second quarter of 2021. The increase resulted from a 19% increase in average unit price (AUP), partially offset by a 2% decrease from unfavorable foreign exchange, a 1% decrease in volume, and a 1% decrease due to a prior year divestiture.
•North American Residential net sales were $608 million, a 23% increase compared to the second quarter of 2021, driven by a 21% increase in AUP and a 3% increase in volume, partially offset by a 1% decrease due to unfavorable foreign exchange.
•Europe net sales were $74 million, down 16% compared to the second quarter of 2021 attributable to a 10% decrease due to unfavorable foreign exchange and a 6% decrease due to a prior year divestiture, as a 16% decrease in volume was fully offset by a 16% increase in AUP.
•Architectural net sales were $75 million, a 1% decrease compared to the second quarter of 2021, driven by a 13% decrease in volume as well as a 1% impact from lower component sales and unfavorable foreign exchange, largely offset by a 13% increase in AUP.
Total company gross profit was $179 million in the second quarter of 2022, an increase of 9% compared to $164 million in the second quarter of 2021. Gross profit margin decreased 120 basis points to 23.6%, as higher AUP was offset by the impact of inflation on raw materials and logistics costs, higher manufacturing wages and lower volume in our Europe and Architectural segments.
Selling, general and administration (SG&A) expenses were $90 million in the second quarter of 2022, an increase of approximately 10% compared to $83 million in the second quarter of 2021 primarily due to higher personnel costs, which includes increased incentive compensation, wage and benefit inflation and resources to support growth. SG&A as a percentage of net sales was 11.9%, 60 basis points lower as compared to the second quarter of 2021.
Net income attributable to Masonite was $59 million in the second quarter of 2022 compared to $35 million in the second quarter of 2021. The increase was primarily driven by higher gross profit as discussed above, as well as the absence of $18 million in charges incurred in the second quarter of 2021 related to our previously announced restructuring plans and a loss on the disposal of our Czech business.
Adjusted EBITDA* of $118 million in the second quarter of 2022 increased approximately 7% from $111 million in the second quarter of 2021. Diluted earnings per share were $2.58 in the second quarter of 2022, an increase of 83% compared to $1.41 in the comparable 2021 period. Diluted adjusted earnings per share* were $2.58 in the second quarter of 2022 compared to $2.23 in the comparable 2021 period, which excludes $18 million in charges as discussed above.

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

Balance Sheet, Cash Flow and Capital Allocation
At the end of the quarter, total available liquidity was $482 million, inclusive of $232 million in unrestricted cash and $251 million of availability under our ABL Facility and our AR Sales Program.
Cash provided by operations was $34 million for the six months ended July 3, 2022, as compared to $33 million in the prior year period. Capital expenditures were $40 million for the six months ended July 3, 2022, an increase from $30 million in the comparable period of 2021.
During the second quarter, Masonite completed the previously announced accelerated share repurchase agreement (the “ASR Agreement”) and received the final delivery of approximately 320 thousand common shares. Combined with the initial delivery of 848 thousand common shares, the $100 million ASR transaction resulted in the retirement of nearly 1.2 million common shares at a volume-weighted average price of $85.63 per share.

Full Year 2022 Outlook
The Company affirmed its full year Net Sales and Adjusted EBITDA* outlook and increased Adjusted EPS* expectations as follows:

Net Sales Growth	+6% - 10% YoY	+8% - 12% ex. FX YoY
Adjusted EBITDA*	$445 - $475M	+8% - 15% YoY
Adjusted EPS*	$9.60 - $10.60	+18% - 30% YoY
“We are pleased with the strong results our team delivered in the first half of this year.” said Russ Tiejema, Executive Vice President and CFO. “Looking forward, we are closely monitoring the demand outlook for the North American Residential markets in the second half, but given the progress we have already made in executing our growth strategy we remain confident in our ability to meet or exceed our full year outlook for Net Sales and Adjusted EBITDA*. As a result of our shareholder return initiatives, we are increasing our full year outlook for Adjusted EPS* to a range of $9.60 to $10.60 to reflect a lower share count, partially offset by a higher anticipated tax rate.”
A quantitative reconciliation of Adjusted EBITDA* and Adjusted EPS* to the corresponding GAAP information is not provided for the 2022 outlook because it is difficult to predict the GAAP measures that are excluded from Adjusted EBITDA* such as restructuring costs, asset impairments, share based compensation expense and gains/losses on sales of subsidiaries and PP&E.

Masonite Earnings Conference Call
The Company will hold a live conference call and webcast on August 9, 2022. The live audio webcast will begin at 9:00 a.m. EDT and can be accessed, together with the presentation, on the Masonite website www.masonite.com. The webcast can be directly accessed at: Q2'22 Earnings Webcast.
Telephone access to the live call will be available at 877-407-8289 (in the U.S.) or by dialing 201-689-8341 (outside the U.S.).

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

A telephone replay will be available approximately one hour following completion of the call through August 23, 2022. To access the replay, please dial 877-660-6853 (in the U.S.) or 201-612-7415 (outside U.S.). Enter Conference ID #13730458.
About Masonite
Masonite International Corporation is a leading global designer, manufacturer, marketer and distributor of interior and exterior doors for the new construction and repair, renovation and remodeling sectors of the residential and non-residential building construction markets. Since 1925, Masonite has provided its customers with innovative products and superior service at compelling values. Masonite currently serves more than 7,000 customers globally. Additional information about Masonite can be found at www.masonite.com.
Forward-looking Statements
This press release contains "forward-looking statements" within the meaning of federal securities laws, including our discussion of our 2022 outlook and 2025 Centennial Plan, the conditions in our industry, our operations, our economic performance and financial condition, including, in particular, statements relating to our business and growth strategy and product development efforts. When used in this press release, such forward-looking statements may be identified by the use of such words as “may,” “might,” “could,” “will,” “would,” “should,” “expect,” “believes,” “outlook,” “predict,” “forecast,” “objective,” “remain,” “anticipate,” “estimate,” “potential,” “continue,” “plan,” “project,” “targeting,” or the negative of these terms or other similar terminology.

Forward-looking statements involve significant known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Masonite, or industry results, to be materially different from any future plans, goals, targets, objectives, results, performance or achievements expressed or implied by such forward-looking statements. As a result, such forward-looking statements should not be read as guarantees of future performance or results, should not be unduly relied upon, and will not necessarily be accurate indications of whether or not such results will be achieved. Factors that could cause actual results to differ materially from the results discussed in the forward-looking statements include, but are not limited to, downward trends in our end markets and in economic conditions; reduced levels of residential new construction; residential repair, renovation and remodeling; and non-residential building construction activity due to increases in mortgage rates, changes in mortgage interest deductions and related tax changes and reduced availability of financing; competition; the continued success of, and our ability to maintain relationships with, certain key customers in light of customer concentration and consolidation; our ability to accurately anticipate demand for our products; impacts on our business including seasonality, weather and climate change; scale and scope of the ongoing coronavirus ("COVID-19") pandemic and its impact on our operations, customer demand and supply chain; increases in prices of raw materials and fuel; tariffs and evolving trade policy and friction between the United States and other countries, including China, and the impact of anti-dumping and countervailing duties; increases in labor costs, the availability of labor, or labor relations (i.e., disruptions, strikes or work stoppages); our ability to manage our operations including potential disruptions, manufacturing realignments (including related restructuring charges) and customer credit risk; product liability claims and product recalls; our ability to generate sufficient cash flows to fund our capital expenditure requirements, to meet our pension obligations and to meet our debt service obligations, including our obligations under our senior notes and our asset-based revolving credit facility ("ABL Facility"); limitations on operating our business as a result of covenant restrictions under our existing and future indebtedness, including our senior notes and

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

ABL Facility; fluctuating foreign exchange and interest rates; our ability to replace our expiring patents and to innovate, keep pace with technological developments and successfully integrate acquisitions; the continuous operation of our information technology and enterprise resource planning systems and management of potential cyber security threats and attacks; political, economic and other risks that arise from operating a multinational business; uncertainty relating to the United Kingdom's exit from the European Union; retention of key management personnel; and environmental and other government regulations, including the United States Foreign Corrupt Practices Act ("FCPA"), and any changes in such regulations. For a more detailed discussion of these factors, see the information under the captions “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Forward Looking Statements” in our most recent annual report on Form 10-K filed with the SEC on February 24, 2022, in each case as updated by our subsequent filings with the SEC. Masonite undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.
Non-GAAP Financial Measures and Related Information
Our management reviews net sales and Adjusted EBITDA (as defined below) to evaluate segment performance and allocate resources. Net assets are not allocated to the reportable segments. Adjusted EBITDA is a non-GAAP financial measure which does not have a standardized meaning under GAAP and is unlikely to be comparable to similar measures used by other companies. Adjusted EBITDA should not be considered as an alternative to either net income or operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not include certain cash requirements such as interest payments, tax payments and debt service requirements. Adjusted EBITDA is defined as net income attributable to Masonite adjusted to exclude the following items: depreciation; amortization; share based compensation expense; loss (gain) on disposal of property, plant and equipment; registration and listing fees; restructuring costs; asset impairment; loss (gain) on disposal of subsidiaries; interest expense (income), net; loss on extinguishment of debt; other expense (income), net; income tax expense (benefit); other items; loss (income) from discontinued operations, net of tax; and net income (loss) attributable to non-controlling interest. This definition of Adjusted EBITDA differs from the definitions of EBITDA contained in the indentures governing the 2028 and 2030 Notes and the credit agreement governing the ABL Facility. Adjusted EBITDA, as calculated under our ABL Facility or senior notes would also include, among other things, additional add-backs for amounts related to: cost savings projected by us in good faith to be realized as a result of actions taken or expected to be taken prior to or during the relevant period; fees and expenses in connection with certain plant closures and layoffs; and the amount of any restructuring charges, integration costs or other business optimization expenses or reserve deducted in the relevant period in computing consolidated net income, including any one-time costs incurred in connection with acquisitions. Adjusted EBITDA is used to evaluate and compare the performance of the segments and it is one of the primary measures used to determine employee incentive compensation. Intersegment sales are recorded using market prices. We believe that Adjusted EBITDA, from an operations standpoint, provides an appropriate way to measure and assess segment performance. Our management team has established the practice of reviewing the performance of each segment based on the measures of net sales and Adjusted EBITDA. We believe that Adjusted EBITDA is useful to users of the consolidated financial statements because it provides the same information that we use internally to evaluate and compare the performance of the segments and it is one of the primary measures used to determine employee incentive compensation.

The tables below set forth a reconciliation of net income (loss) attributable to Masonite to Adjusted EBITDA for the periods indicated.
Adjusted EBITDA margin is defined as Adjusted EBITDA divided by Net Sales. Management believes this measure provides supplemental information on how successfully we operate our business.
Adjusted EPS is diluted earnings per common share attributable to Masonite (EPS) less restructuring costs, asset impairment charges, loss (gain) on disposal of subsidiaries, loss on extinguishment of debt and other items, if any, that do not relate to Masonite’s underlying business performance (each net of related tax expense (benefit)). Management uses this measure to evaluate the overall performance of the Company and believes this measure provides investors with helpful supplemental information regarding the underlying performance of the Company from period to period. This measure may be inconsistent with similar measures presented by other companies.
Certain amounts in the Condensed Consolidated Financial Statements and associated tables may not foot due to rounding. All percentages have been calculated using unrounded amounts.

MASONITE INTERNATIONAL CORPORATION
SALES RECONCILIATION AND ADJUSTED EBITDA BY REPORTABLE SEGMENT
(In millions of U.S. dollars)
(Unaudited)

	North American Residential	Europe	Architectural	Corporate and Other	Total	% Change
Second quarter 2021 net sales	$493.4	$87.8	$75.8	$5.4	$662.4
Acquisitions, net of divestitures	—	(5.4)	—	—	(5.4)	(0.8%)
Volume	16.1	(14.0)	(9.8)	—	(7.6)	(1.1%)
Average unit price	102.2	14.0	9.9	1.4	127.4	19.2%
Components	(0.1)	0.1	(0.2)	(1.9)	(2.1)	(0.3%)
Foreign exchange	(3.8)	(8.6)	(0.3)	(0.1)	(12.8)	(1.9%)
Second quarter 2022 net sales	$607.8	$73.9	$75.4	$4.8	$761.9
Year over year change, net sales	23.2%	(15.8%)	(0.5%)	(11.1%)	15.0%

Second quarter 2021 Adjusted EBITDA	$100.0	$16.6	$0.5	$(6.5)	$110.6
Second quarter 2022 Adjusted EBITDA	125.0	8.6	0.1	(15.5)	118.1
Year over year change, Adjusted EBITDA	24.9%	(48.3%)	(83.8%)	136.7%	6.8%

	North American Residential	Europe	Architectural	Corporate and Other	Total	% Change
Year to date 2021 net sales	$969.9	$176.3	$150.8	$11.7	$1,308.7
Acquisitions, net of divestitures	—	(11.7)	—	—	(11.7)	(0.9%)
Volume	28.5	(27.8)	(17.3)	—	(16.5)	(1.3%)
Average unit price	181.7	28.0	16.3	1.3	227.3	17.4%
Components	0.3	0.8	(3.1)	(1.9)	(3.9)	(0.3%)
Foreign exchange	(4.1)	(11.3)	(0.3)	(0.1)	(15.8)	(1.2%)
Year to date 2022 net sales	$1,176.3	$154.3	$146.4	$11.0	$1,488.1
Year over year growth, net sales	21.3%	(12.5%)	(2.9%)	(6.0%)	13.7%

Year to date 2021 Adjusted EBITDA	$194.5	$33.3	$2.5	$(17.8)	$212.6
Year to date 2022 Adjusted EBITDA	252.6	20.4	(2.8)	(27.4)	242.9
Year over year growth, Adjusted EBITDA	29.9%	(38.8%)	(214.0%)	54.1%	14.2%

MASONITE INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	July 3, 2022	July 4, 2021	July 3, 2022	July 4, 2021
Net sales	$761,874	$662,410	$1,488,091	$1,308,747
Cost of goods sold	582,389	498,068	1,124,357	985,767
Gross profit	179,485	164,342	363,734	322,980
Gross profit as a % of net sales	23.6%	24.8%	24.4%	24.7%

Selling, general and administration expenses	90,330	82,511	173,576	166,142
Selling, general and administration expenses as a % of net sales	11.9%	12.5%	11.7%	12.7%

Restructuring (benefit) costs	(61)	2,192	(80)	3,835
Asset impairment	—	10,374	—	10,374
Loss on disposal of subsidiaries	—	8,590	—	8,590
Operating income	89,216	60,675	190,238	134,039
Interest expense, net	10,593	11,918	20,832	23,864
Other (income) expense, net	(400)	(1,586)	(1,815)	(2,929)
Income before income tax expense	79,023	50,343	171,221	113,104
Income tax expense	19,649	14,246	43,126	28,859
Net income	59,374	36,097	128,095	84,245
Less: net income attributable to non-controlling interests	859	1,051	1,998	2,218
Net income attributable to Masonite	$58,515	$35,046	$126,097	$82,027

Basic earnings per common share attributable to Masonite	$2.60	$1.43	$5.53	$3.35
Diluted earnings per common share attributable to Masonite	$2.58	$1.41	$5.47	$3.30

Shares used in computing basic earnings per share	22,525,333	24,450,542	22,803,403	24,460,098
Shares used in computing diluted earnings per share	22,704,953	24,842,019	23,058,031	24,883,814

MASONITE INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars, except share amounts)
(Unaudited)

ASSETS	July 3, 2022	January 2, 2022
Current assets:
Cash and cash equivalents	$231,541	$381,395
Restricted cash	11,099	10,110
Accounts receivable, net	405,762	343,414
Inventories, net	431,266	347,476
Prepaid expenses and other assets	54,670	50,399
Income taxes receivable	3,340	1,332
Total current assets	1,137,678	1,134,126
Property, plant and equipment, net	616,015	626,797
Operating lease right-of-use assets	168,700	176,445
Investment in equity investees	17,604	14,994
Goodwill	69,921	77,102
Intangible assets, net	136,962	150,487
Deferred income taxes	24,238	20,764
Other assets	48,119	45,903
Total assets	$2,219,237	$2,246,618

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$145,628	$138,788
Accrued expenses	245,505	237,300
Income taxes payable	8,004	8,551
Total current liabilities	399,137	384,639
Long-term debt	866,362	865,721
Long-term operating lease liabilities	157,987	165,670
Deferred income taxes	81,092	77,936
Other liabilities	51,594	52,874
Total liabilities	1,556,172	1,546,840
Commitments and Contingencies
Equity:
Share capital: unlimited shares authorized, no par value, 22,259,356 and 23,623,887 shares issued and outstanding as of July 3, 2022, and January 2, 2022, respectively	521,243	543,400
Additional paid-in capital	216,653	222,177
Retained earnings	46,271	24,244
Accumulated other comprehensive loss	(132,721)	(101,582)
Total equity attributable to Masonite	651,446	688,239
Equity attributable to non-controlling interests	11,619	11,539
Total equity	663,065	699,778
Total liabilities and equity	$2,219,237	$2,246,618

MASONITE INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands of U.S. dollars, except share amounts)
(Unaudited)

	Six Months Ended
Cash flows from operating activities:	July 3, 2022	July 4, 2021
Net income	$128,095	$84,245
Adjustments to reconcile net income to net cash flow provided by operating activities:
Loss on disposal of subsidiaries	—	8,590
Depreciation	34,516	35,511
Amortization	8,908	11,326
Share based compensation expense	10,695	9,124
Deferred income taxes	1,042	12,164
Unrealized foreign exchange loss (gain)	356	(372)
Share of income from equity investees, net of tax	(2,610)	(1,339)
Dividend from equity investee	—	4,500
Pension and post-retirement funding, net of expense	—	(1,873)
Non-cash accruals and interest	(114)	839
Gain on sale of property, plant and equipment	(1,400)	(210)
Asset impairment	—	10,374
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(67,611)	(72,437)
Inventories	(89,508)	(24,182)
Prepaid expenses and other assets	(4,821)	(536)
Accounts payable and accrued expenses	23,302	(28,651)
Other assets and liabilities	(6,736)	(13,863)
Net cash flow provided by operating activities	34,114	33,210

Cash flows from investing activities:
Additions to property, plant and equipment	(39,955)	(29,659)
Acquisition of businesses, net of cash acquired	—	(160)
Proceeds from sale of subsidiaries, net of cash disposed	—	7,001
Proceeds from sale of property, plant and equipment	6,394	3,392
Other investing activities	(1,152)	(1,247)
Net cash flow used in investing activities	(34,713)	(20,673)

Cash flows from financing activities:
Repayments of long-term debt	—	(945)
Tax withholding on share based awards	(3,109)	(3,944)
Distributions to non-controlling interests	(2,559)	(1,804)
Repurchases of common shares	(140,000)	(42,026)
Net cash flow used in financing activities	(145,668)	(48,719)

Net foreign currency translation adjustment on cash	(2,598)	106
Decrease in cash, cash equivalents and restricted cash	(148,865)	(36,076)
Cash, cash equivalents and restricted cash, beginning of period	391,505	375,234
Cash, cash equivalents and restricted cash, at end of period	$242,640	$339,158

MASONITE INTERNATIONAL CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
(In thousands)	July 3, 2022	July 4, 2021	July 3, 2022	July 4, 2021
Net income attributable to Masonite	$58,515	$35,046	$126,097	$82,027

Add: Adjustments to net income attributable to Masonite:
Restructuring (benefit) costs	(61)	2,192	(80)	3,835
Asset impairment	—	10,374	—	10,374
Loss on disposal of subsidiaries	—	8,590	—	8,590
Income tax expense as a result of UK tax rate change	—	2,430	—	2,430
Income tax impact of adjustments	15	(3,285)	20	(3,721)
Adjusted net income attributable to Masonite	$58,469	$55,347	$126,037	$103,535

Diluted earnings per common share attributable to Masonite ("EPS")	$2.58	$1.41	$5.47	$3.30
Diluted adjusted earnings per common share attributable to Masonite ("Adjusted EPS")	$2.58	$2.23	$5.47	$4.16

Shares used in computing EPS and Adjusted EPS	22,704,953	24,842,019	23,058,031	24,883,814
The weighted average number of shares outstanding utilized for the diluted EPS and diluted Adjusted EPS calculation contemplates the exercise of all currently outstanding SARs and the conversion of all RSUs. The dilutive effect of such equity awards is calculated based on the weighted average share price for each fiscal period using the treasury stock method. For all periods presented, common shares issuable for stock instruments which would have had an anti-dilutive impact under the treasury stock method have been excluded from the computation of diluted earnings per share.

	Three Months Ended July 3, 2022
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Net income (loss) attributable to Masonite	$112,611	$3,446	$(3,042)	$(54,500)	$58,515
Plus:
Depreciation	9,987	2,172	2,764	2,321	17,244
Amortization	467	3,059	219	551	4,296
Share based compensation expense	—	—	—	5,976	5,976
Loss (gain) on disposal of property, plant and equipment	1,399	(1)	136	(80)	1,454
Restructuring (benefit) costs	(90)	(6)	1	34	(61)
Interest expense, net	—	—	—	10,593	10,593
Other (income) expense, net	(2)	(104)	—	(294)	(400)
Income tax expense	—	—	—	19,649	19,649
Net income attributable to non-controlling interest	602	—	—	257	859
Adjusted EBITDA	$124,974	$8,566	$78	$(15,493)	$118,125

	Three Months Ended July 4, 2021
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Net income (loss) attributable to Masonite	$89,236	$1,454	$(14,626)	$(41,018)	$35,046
Plus:
Depreciation	9,160	2,506	2,608	2,958	17,232
Amortization	497	4,258	1,147	506	6,408
Share based compensation expense	—	—	—	4,706	4,706
Loss on disposal of property, plant and equipment	36	16	—	335	387
Restructuring (benefit) costs	352	—	1,701	139	2,192
Asset impairment	—	—	9,645	729	10,374
Loss on disposal of subsidiaries	—	8,590	—	—	8,590
Interest expense, net	—	—	—	11,918	11,918
Other (income) expense, net	—	(240)	5	(1,351)	(1,586)
Income tax expense	—	—	—	14,246	14,246
Net income attributable to non-controlling interest	764	—	—	287	1,051
Adjusted EBITDA	$100,045	$16,584	$480	$(6,545)	$110,564

	Six Months Ended July 3, 2022
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Net income (loss) attributable to Masonite	$229,644	$9,178	$(5,868)	$(106,857)	$126,097
Plus:
Depreciation	19,951	4,513	5,643	4,409	34,516
Amortization	1,086	6,329	401	1,092	8,908
Share based compensation expense	—	—	—	10,695	10,695
Loss (gain) on disposal of property, plant and equipment	1,737	(13)	(3,044)	(80)	(1,400)
Restructuring (benefit) costs	(181)	—	48	53	(80)
Interest expense, net	—	—	—	20,832	20,832
Other (income) expense, net	(792)	402	—	(1,425)	(1,815)
Income tax expense	—	—	—	43,126	43,126
Net income attributable to non-controlling interest	1,196	—	—	802	1,998
Adjusted EBITDA	$252,641	$20,409	$(2,820)	$(27,353)	$242,877

	Six Months Ended July 4, 2021
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Net income (loss) attributable to Masonite	$173,209	$12,862	$(18,439)	$(85,605)	$82,027
Plus:
Depreciation	18,671	5,091	5,271	6,478	35,511
Amortization	912	7,143	2,289	982	11,326
Share based compensation expense	—	—	—	9,124	9,124
Loss (gain) on disposal of property, plant and equipment	124	12	149	(495)	(210)
Restructuring (benefit) costs	(9)	—	3,554	290	3,835
Asset impairment	—	—	9,645	729	10,374
Loss on disposal of subsidiaries	—	8,590	—	—	8,590
Interest expense, net	—	—	—	23,864	23,864
Other (income) expense, net	—	(359)	5	(2,575)	(2,929)
Income tax expense	—	—	—	28,859	28,859
Net income attributable to non-controlling interest	1,620	—	—	598	2,218
Adjusted EBITDA	$194,527	$33,339	$2,474	$(17,751)	$212,589

Richard Leland
VP, FINANCE AND TREASURER
rleland@masonite.com
813.739.1808

Marcus Devlin
DIRECTOR, INVESTOR RELATIONS
mdevlin@masonite.com
813.371.5839